                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER
                           THE SECURITIES ACT OF 1933

                            QUORUM HEALTH GROUP, INC.

             (Exact name of Registrant as Specified in its Charter)

         Delaware                                              62-1406040

(State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                        Identification Number)

                103 Continental Place, Brentwood, Tennessee 37027

                    (Address of Principal Executive Offices)

                             1997 Stock Option Plan

                             (Full Name of the Plan)

   Ashby Q. Burks, Vice President/General Counsel and Secretary, Quorum Health Group, Inc. 103 Continental Place, Brentwood, Tennessee 37027 (615)371-7979

     (Name, address and telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
                                                         Proposed            Proposed Maximum         Amount of
Title of Securities          Amount to be           Maximum Offering        Aggregate Offering       Registration
 to be Registered             Registered             Price Per Share (1)          Price                  Fee
-------------------        ----------------      ------------------------   -----------------       -------------

Common Stock,              3,000,000 shares                $25.84               $77,520,000           $ 22,868.40
$.01 par value

In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers such additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions of, and an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(1) Pursuant to Rule 457(c)and (h), the offering price is based on the average of the high and low prices reported on the Nasdaq Stock Market on December 15, 1997.

                        EXHIBIT INDEX BEGINS ON PAGE E-1


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              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1(b).  Securities to be Offered.

                  Quorum Health Group, Inc (the "Registrant") hereby registers 3,000,000 shares of its Common Stock, par value $.01 per share (the "Common Stock") in connection with the Quorum Health Group, Inc. 1997 Stock Option Plan (the "Plan")as approved by the Registrant's Board of Directors on October 1, 1997 and by the Registrant's stockholders on November 10, 1997, respectively.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

          The following documents heretofore filed with the Securites and Exchange Commission (the "Commission") by the Registrant are incorporated by reference in this registration statement:

          (a) The Registrant's Annual Report on Form 10-K for the year ended June 30, 1997.

          (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

          (c) The description of the Registrant's Common Stock which is contained in the registrant's Registration Statement on Form 8-A filed with the Commssion on October 28, 1993 under section 12 of the Securities Exchange Act of 1934, including any amendment or reports filed for the purpose of updating such description.

          All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.   Description of Securities.

          Not applicable.

Item 5.   Interests of Named Experts and Counsel.

          The legality of the shares of Common Stock offered hereby will be passed upon for the Registrant by Ashby Q. Burks, Vice President/General Counsel and Secretary of the Registrant. Mr. Burks is paid a salary by registrant and participates in various employee benefit plans offered to officers and employees of Registrant generally. In addition, at December 16,

1997, Mr. Burks held options to purchase 90,000 shares of Common Stock.

Item 6.   Indemnification of Directors and Officers.

          Section 145 of the Delaware General Corporation Law ("Delaware Law") provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that, in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and without negligence or misconduct in the performance of their duties to the corporation. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through by-law provisions and otherwise. Article Tenth of the Restated Certificate of Incorporation of the Registrant and
Article VIII of the ByLaws of the Registrant provide that the registrant shall indemnify its directors and officers to the fullest extent permitted by Delaware Law.

          Section 102(b)(7) of Delaware Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (iv) for any transaction from which the director derived an improper personal benefit. Article Ninth of the Registrant's Restated Certificate of Incorporation contains such a provision.

          In addition, the Registrant maintains officers' and directors' liability insurance which insures against liabilities that officers and directors of the registrant may incur in such capacities.

Item 7.   Exemption from Registration Claimed.

          Not applicable.

Item 8.   Exhibits.

          The exhibits to this registration statement are listed in the Exhibit Index found immediately preceding the exhibits, which information is incorporated herein by reference.

Item 9.   Undertakings.

          (a)  The Registrant hereby undertakes:


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               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(l)(i) and(a)(l)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware Law, the Restated Certificate of Incorporation and the Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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                                   SIGNATURES

         THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and the Registrant and the 1997 Stock Option Plan (the "Plan") have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, as of December 16, 1997.

QUORUM HEALTH GROUP, INC.                          1997 STOCK OPTION PLAN

By: /s/ James E. Dalton, Jr.                       By: /s/ James E. Dalton, Jr.

----------------------------                       -----------------------------
James E. Dalton, Jr.                               James E. Dalton, Jr.
Chief Executive Officer                            Authorized Signatory

         Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities as of December 16, 1997.

/s/ James E. Dalton, Jr.                          /s/ Steve B. Hewett
------------------------                          ------------------------------
James E. Dalton, Jr.                              Steve B. Hewett
President, Chief Executive                        Vice President/Chief Financial
Officer and Director                              Officer

/s/ Terry E. Allison                              /s/ Russell L. Carson
-------------------------                         ------------------------------
Terry E. Allison                                  Russell L. Carson
Vice President/Controller                         Chairman of the Board
and Assistant Treasurer
(Chief Accounting Officer)

/s/ S. Douglas Smith                              /s/ Sam A. Brooks, Jr.
--------------------------                        ------------------------------
S. Douglas Smith                                  Sam A. Brooks, Jr.
Director                                          Director

/s/ Kenneth J. Melkus                             /s/ Joseph C. Hutts
--------------------------                        ------------------------------
Kenneth J. Melkus                                 Joseph C. Hutts
Director                                          Director

/s/ Rocco A. Ortenzio                             /s/ C. Edward Floyd, M.D.
--------------------------                        ------------------------------
Rocco A. Ortenzio                                 C. Edward Floyd, M.D.
Director                                          Director

/s/ Thomas S. Murphy, Jr.                         /s/ Colleen Conway Welch
--------------------------                        ------------------------------
Thomas S. Murphy, Jr.                             Colleen Conway Welch
Director                                          Director


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                                  EXHIBIT INDEX

Exhibit Number                                   Document
--------------                                   --------

     5 Opinion of Ashby Q. Burks, Esq.(including the consent of counsel)regarding legality of securities being issued.

     23(a)                                       Consent of Ernst & Young LLP

     23(b)                                       Consent of Ashby Q. Burks,
                                                 Esq. (contained in Exhibit 5)









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